Exhibit 10.6

EXECUTION VERSION

PARTNERSHIP INTEREST PLEDGE AGREEMENT

among

KANSAS CITY SOUTHERN DE MÉXICO, S. A. DE C.V.,

and

NAFTA RAIL, S.A. DE C.V.

as Pledgors,

and

Scotiabank Inverlat, S.A., Institución de Banca Múltiple,

Grupo Financiero Scotiabank Inverlat

in its capacity as Collateral Agent,

acting on behalf and for the benefit of the Secured Parties,

as Pledgee,

and

HIGHSTAR HARBOR HOLDINGS MÉXICO, S. de R.L. de C.V.,

as the Company,

August 30, 2010

PARTNERSHIP INTEREST PLEDGE AGREEMENT (this “Agreement” ) dated August 30, 2010 entered into by and among Kansas City Southern de México, S. A. de C.V. and Nafta Rail, S.A. de C.V., as pledgors (each a “Pledgor” and, collectively, the “Pledgors”), Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as Collateral Agent, acting on its own behalf and on behalf and for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below), as pledgee (the “Pledgee”) and Highstar Harbor Holdings México, S. de R.L. de C.V. (the “Company”), pursuant to the following Recitals, Representations and Clauses.

RECITALS

(a) WHEREAS, Kansas City Southern de México, S.A. de C.V., as borrower (the “Borrower”), entered into a Credit Agreement dated the date hereof for the maximum principal amount of US$100,000,000.00 (one hundred million dollars 00/100, currency of the United States of America) (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Credit Agreement”), with the various financial institutions and other persons from time to time parties thereto or that subsequently became parties thereto (including their successors and assigns) (collectively, the “Lenders”), The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”), the Pledgee, as Collateral Agent, and The Bank of Nova Scotia and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners. A copy of the Credit Agreement as in effect on the date hereof is attached hereto as Exhibit A. The parties hereto hereby acknowledge that they know the contents of the Credit Agreement as of the date hereof and have agreed to its terms.

(b) WHEREAS, pursuant to the Subsidiary Guaranty dated the date hereof, the Pledgors and the Company guaranteed, jointly and severally, the due and punctual satisfaction of the Obligations (as defined in the Credit Agreement).

(c) WHEREAS, in order to induce the Pledgee, the Administrative Agent, the Lenders and the Issuers (as defined in the Credit Agreement) to execute and deliver the Credit Agreement and to make (or participate in) the Credit Extensions (as defined in the Credit Agreement) and certain Secured Parties to enter into Hedging Agreements (as defined in the Credit Agreement), each of the Pledgors, pursuant to Section 5.1.8 (b) and other applicable provisions of the Credit Agreement, has agreed to enter into this Agreement in order to create a first priority partnership interest pledge, in accordance with the General Negotiable Instruments and Credit Transactions Law (Ley General de Títulos y Operaciones de Crédito; the “LGTOC”), over the Collateral (as defined below) in favor of the Pledgee, on its own behalf and on behalf and for the benefit of the Secured Parties, to secure the Obligations.

REPRESENTATIONS

I. Each Pledgor hereby represents that:

(a) It is duly organized and existing pursuant to the laws of the jurisdiction of its incorporation.

(b) Its representatives are duly authorized to execute this Agreement (with the authority to execute acts of ownership) on behalf of each Pledgor and to bind each Pledgor to the terms of this Agreement; such authorities, to this date, have not been revoked or modified in any manner whatsoever.

(c) It has full power and authority to enter into, and perform its obligations hereunder, which constitute valid and binding obligations of each Pledgor, enforceable against each Pledgor in accordance with their terms, except in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

(d) The execution, delivery and performance by it of, and the granting of security interests under this Agreement do not (i) violate (A) its by-laws or any other constitutional documents, (B) any law, regulation, judgment or order applicable to it or (C) any contract, agreement, deed or other instrument to which it is a party or to which its properties are subject or (ii) result in the creation or imposition of any lien, claim or rights of third parties upon or with respect to any such properties other than the pledge created under this Agreement, except in the case under clauses (i)(B) or (i)(C) above, where such violation would not reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement).

(e) It is the legal and beneficial owner, free of any liens, options, charges, ownership limitations or encumbrances (except for the pledge and security interest created under this Agreement) of the partnership interests issued by the Company that are described below (the “Pledged Partnership Interests”):

Partner	Partnership Interest (fixed and variable capital)	Value in Mexican Pesos	% of total capital stock of the Company
Kansas City Southern de México, S.A. de C.V.	1	$271,816,593.60	99.99
Nafta Rail, S.A. de C.V.	1	$1.00	.01

TOTAL	2	$271,816,594.60	100%

(f) The Pledged Partnership Interests represent all of the outstanding capital stock of the Company and each of the Pledged Partnership Interests has been duly authorized, validly issued and is fully paid and non-assessable.

(g) It is willing to enter into this Agreement in order to create a first priority lien on the Collateral in favor of the Pledgee, to secure the due performance of the Obligations.

(h) This Agreement and the pledge of the Collateral pursuant hereto creates a valid and perfected first priority security interest in the Collateral, securing the due performance of the Obligations, and all actions necessary or desirable to perfect and protect such security interest have been duly taken.

(i) No consent of any other person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge by each Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by each Pledgor, (ii) for the perfection or maintenance of the pledge created hereby (including the first priority nature of such pledge) or (iii) for the exercise by the Pledgee of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

(j) By executing this Agreement, each Pledgor expressly recognizes (i) the Pledgee’s authority to act on its own behalf and on behalf and for the benefit of the Secured Parties, and (ii) the legal capacity and authority of the representatives of the Pledgee to execute this Agreement in the name and on behalf of the Pledgee.

II. The Company hereby represents that:

(a) It is duly incorporated and existing under the laws of the United Mexican States (“Mexico”) as a sociedad de responsabilidad limitada de capital variable.

(b) Its representative is duly authorized to enter into this Agreement, which authority has not been revoked or modified in any manner whatsoever.

(c) It has full power and authority to enter into this Agreement and has obtained the requisite authorizations and approvals to perform its obligations hereunder.

(d) The execution, delivery and performance by it of, and the granting of security interests under, this Agreement do not (i) violate (A) its estatutos sociales, (B) any law, regulation, judgment or order applicable to it, or (C) any contract, agreement, deed or other instrument to which it is a party or to which its properties are subject, or (ii) result in the creation or imposition of any lien, claim or rights of third parties upon or with respect to any such properties other than the pledge created under this Agreement , except in the case under clauses (i)(B) or (i)(C) above, where such violation would not reasonably be expected to have a Material Adverse Effect.

(e) This Agreement and the pledge of the Collateral pursuant hereto creates a valid and perfected first priority security interest in the Collateral, securing the due performance of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

(f) Other than the notices that need to be given pursuant to the Permit in connection with the pledge granted hereunder, and, if such is the case, for any transfer of the Pledged Partnership Interests in case of foreclosure, no consent of any other person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge by the Pledgors of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Company, (ii) for the perfection or maintenance of the pledge created hereby (including the first priority nature of such pledge) or (iii) for the exercise by the Pledgee of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

(g) By executing this Agreement, the Company expressly recognizes (i) the Pledgee’s authority to act on its own behalf and on behalf and for the benefit of the Secured Parties, and (ii) the legal capacity and authority of the representatives of the Pledgee to execute this Agreement in the name and on behalf of the Pledgee.

III. The Pledgee hereby represents that:

(a) It is a banking institution duly organized and existing under the laws of Mexico, acting as Collateral Agent on its own behalf and on behalf and for the benefit of the Secured Parties.

(b) It executes this Agreement in order to receive the first priority pledge granted on the Collateral pursuant to this Agreement, for its benefit and on behalf and for the benefit of the Secured Parties.

(c) Its representative has sufficient authority to execute this Agreement on its behalf and such authority has not been revoked or modified in any manner whatsoever.

NOW, THEREFORE, in consideration of the foregoing Representations, the parties hereto agree to the following:

CLAUSES

Clause First. Creation of the Pledge.

(a) In order to secure the due and prompt satisfaction of any of the Obligations (including any obligations under the Hedging Agreements (as defined in the Credit Agreement)), each Pledgor, respectively, hereby grants in favor of the Pledgee for its own benefit and for the benefit of the Secured Parties, a first priority duly perfected pledge of, and security interest in, all of its rights and title in and to the Pledged Partnership Interests, the entry made in the partners’ registry book of the Company representing the Pledged Partnership Interests, and in and to all dividends, distributions (whether in cash, in kind, in other partnership interest or in any other form), cash, instruments, shares and other property from time to time received, receivable, payable or otherwise distributed in respect of or in exchange for any or all of each Pledgor’s interest in such Pledged Partnership Interests and all proceeds of the foregoing (collectively, the “Collateral”).

(b) For purposes of perfecting the pledge and security interest created hereunder, as required by Article 334, Section III of the LGTOC, on the date hereof, each Pledgor delivers to the Pledgee, a copy of the entry in the partners’ registry book (libro de registro de socios) of the Company, containing a notation duly certified by the Secretary of the Board of Managers and a notary public stating that the Pledged Partnership Interests have been pledged in favor of the Pledgee hereunder.

(c) Each Pledgor agrees to file this Agreement for registration with the Registry of Guaranties on Movable Assets (as defined below) within fifteen (15) business days after the date on which such registry starts operating (with such extensions as the Pledgee may grant in its sole discretion) and shall obtain and deliver to the Pledgee written confirmation, in terms satisfactory to the Pledgee, of the registration of this Agreement with the Registry of Guaranties on Movable Assets, within one hundred and twenty (120) calendar days from the date of its filing before the Registry of Guaranties on Movable Assets (with such extensions as the Pledgee may grant in its sole discretion). “Registry of Guaranties on Movable Assets” means the guaranty section in the public registry of commerce corresponding to the corporate domicile of the Pledgors, pursuant to the provisions of the amending decree upon which certain provisions to the Commerce Code are added (Decreto por el que se reforman y adicionan algunas disposiciones del Código de Comercio) as published in the Official Daily Gazette of the Federation on August 27, 2009.

Clause Second. Receipt of the Pledged Partnership Interests.

The Pledgors and the Pledgee hereby agree that the execution of this Agreement constitutes the acknowledgment of receipt by the Pledgee of a copy of the entry in the partners’ registry book (libro de registro de socios) of the Company evidencing the Pledged Partnership Interests, as set forth in Article 337 of the LGTOC.

Clause Third. Voting Rights.

(a) Unless an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, each Pledgor, respectively, shall be entitled to exercise all voting rights pertaining to its Pledged Partnership Interests for a purpose not inconsistent with the terms of the Loan Documents.

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of each Pledgor, respectively, to exercise the voting and other corporate rights that it would otherwise be entitled to pursuant to paragraph (a) above shall cease, and all such rights shall thereupon become vested in the Pledgee, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other corporate rights, in accordance with, but not be limited to, Article 338 of the LGTOC. For such purposes, each Pledgor shall grant to the Pledgee an irrevocable power-of-attorney in terms of Article 2596 of the Federal Civil Code and its correlatives for the other States of Mexico and the Federal District, in order to allow the Pledgee to exercise such voting rights over the Pledged Partnership Interests in the terms provided in Exhibit B hereto, which original notarized power-of-attorney shall be delivered to the Pledgee on the date hereof. The granting of such power of attorney, shall be noted in the partners’ registry book (libro de registro de socios) of the Company.

The Pledgee shall not be held responsible for the exercise of the voting rights pursuant to the foregoing. The exercise of the voting rights set forth herein by the Pledgee shall not impair the exercise of any other rights and remedies of the Pledgee provided in this Agreement, any other Loan Document or in applicable law.

Clause Fourth. Distributions.

(a) Unless an Event of Default has occurred and is continuing, each Pledgor shall have the right to receive any dividends and other distributions (whether in cash, in kind, in other partnership interest or in any other form) paid or made in respect of its Pledged Partnership Interests. All distributions made in respect of or in exchange of the Pledged Partnership Interests in any form other than cash, before or after an Event of Default, shall become a part of the Collateral hereunder and, if received by the Pledgors, shall forthwith be delivered to the Pledgee (together with, if appropriate, proper instruments of assignment, notations on the relevant registries and/or powers executed by each Pledgor as applicable) to be held in pledge hereunder, subject to the terms of this Agreement.

(b) If an Event of Default has occurred and is continuing, the Pledgee shall be entitled to receive any and all dividends and other distributions on the Pledged Partnership Interests (whether in cash, in kind, in additional partnership interest or in any other form); and any and all cash or other property received in exchange for or in respect of any Pledged Partnership Interests shall be and become part of the Collateral and, if received by the Pledgor, shall forthwith be delivered to the Pledgee (together with, if appropriate, proper instruments of assignment, notations on the relevant registries and/or powers executed by each Pledgor as applicable) to be held in pledge hereunder, subject to the terms of this Agreement.

Clause Fifth. Term.

The pledge created hereunder shall remain in full force and effect until the Termination Date (as defined in the Credit Agreement) has occurred, except to the extent a Disposition (as defined in the Credit Agreement) of the Partnership Interests is permitted by the Loan Documents. The number of the Pledged Partnership Interests subject to this Agreement shall not be reduced, notwithstanding the partial payment of the Obligations.

Clause Sixth. Covenants of each Pledgor.

Until the Termination Date has occurred, each Pledgor shall:

(a) Abstain from Disposing (as defined in the Credit Agreement) or pledging or otherwise encumbering, diminishing or impairing its rights under the Pledged Partnership Interests or the Collateral or agreeing to do so, unless otherwise permitted by the Loan Documents and applicable law, provided that (i) the Pledgors and the Company may be merged or consolidated with or into affiliated entities of the Borrower, and (ii) the Pledgors and the Company may change their organizational form to the extent permitted by the Loan Documents (in which case, the instruments evidencing the participation of the equity of the Company or of any company in which the Company merges or consolidates with shall be subject to the pledge hereunder).

(b) Abstain from taking any action or omitting to take any action (other than any action or omission permitted by the Loan Documents) which may result in a substantial decline in the value of the Collateral or which may otherwise have a material adverse effect on the Collateral.

(c) Exercise voting rights or refrain from exercising any voting rights or permit the Pledgee to exercise such voting rights, in accordance to Clause Third above.

(d) Notify the Pledgee in writing of any increase or decrease of its participation or dilution in the corporate capital of the Company.

(e) Promptly deliver or cause to be delivered to the Pledgee upon the subscription (whether directly or indirectly through any Subsidiary (as defined in the Credit Agreement) or Affiliate (as defined in the Credit Agreement) or in any other manner) and payment of any capital increase in the capital stock of the Company, or upon the payment of a dividend or distribution in partnership interest paid by the Company, a copy of the entry in the partners’ registry (libro de registro de socios) of the Company containing the notation evidencing that such partnership interest have been pledged in favor of the Pledgee, certified by the Secretary of the Board of Managers of the Company and a notary public. Any such partnership interests pledged pursuant to this paragraph (e) shall be deemed “Pledged Partnership Interest” and be part of the Collateral.

(f) At any time, and from time to time, at the expense of the Pledgors, promptly execute and deliver further instruments and documents, and take all further action that may be necessary or desirable, or that the Pledgee may reasonably request, in order to perfect and protect the security interest granted hereby, or to enable the Pledgee to exercise its rights and remedies hereunder.

Clause Seventh. Novation, Modification, etc.

Neither the execution of this Agreement, nor the pledge and security interest contemplated herein shall constitute any novation, modification or payment of the Obligations.

The Pledgee hereby waives its right to request the sale of the Collateral under Article 340 of the Negotiable Instruments Law, provided that such right shall be immediately in effect and reinstated after an Event of Default has occurred and is continuing.

Clause Eighth. Enforcement.

(a) If an Event of Default has occurred and is continuing, then the Pledgee may enforce, at the expense of the Pledgor, the pledge granted hereunder, following the appropriate procedures available under Mexican law.

(b) Proceeds resulting from the enforcement of the Pledgee’s rights and remedies hereunder shall be applied in accordance with Section 4.7 of the Credit Agreement.

(c) The failure by the Pledgee to exercise any of the rights set forth in this Agreement, shall in no event have the effect of a waiver of any of them, nor shall the single or partial exercise by the Pledgee of a right resulting from this Agreement, shall exclude any other right, authority or privilege.

Clause Ninth. Indemnity and Expenses.

(a) Each of the Pledgors, jointly and severally, agrees to pay or reimburse the Pledgee and the Secured Parties any and all reasonable and documented fees, costs and expenses, of any kind or nature, incurred in connection with the creation, preservation and protection of the pledge created hereunder. Each such Pledgor also agrees that in case the Obligations are not timely complied with, such Pledgor shall pay any and all reasonable and documented fees, costs and expenses of any kind or nature incurred by the Pledgee or the Secured Parties in connection with (i) the enforcement and foreclosure of the pledge on the Collateral, whether by judicial or extrajudicial proceedings, or (ii) any actions, demands, claims or proceedings arising from or relating to the Collateral.

(b) Each of the Pledgors, jointly and severally agrees to indemnify and hold harmless the Pledgee, the Secured Parties and their respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the transactions contemplated herein, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith (culpa grave, dolo o mala fe). In the case of litigation or other proceeding to which the indemnity in this Clause Ninth applies, such indemnity shall be effective whether or not such litigation or proceeding is brought by any Secured Party, its directors, partners shareholders or creditors or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Clause Tenth. Counterparts; Language.

This Agreement may be executed in any number of counterparts (whether by facsimile of otherwise but if by facsimile, with the original signed signature pages being promptly sent to the Pledgee (and the Pledgee is hereby authorized to incorporate such pages into bound originals)) and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts together shall constitute one and the same instrument. This Agreement is executed in both the English and the Spanish languages, provided that in case of any controversy as to the proper interpretation of any of the provisions of this Agreement, the Spanish version shall prevail.

Clause Eleventh. Notices. All notices and other communications related to this Agreement, except as otherwise provided herein, shall be in writing, in the English and Spanish languages, and shall be delivered or sent to the domiciles or facsimile numbers set forth below, or in any other domicile or facsimile number designated by each party or its representatives by written notice to the other party. Such notices and communications shall be delivered or sent (i) by hand, (ii) by courier, or (iii) by facsimile. The parties for such effects designate the following domiciles:

The Pledgors:

Kansas City Southern de México, S.A. de C.V.

Montes Urales Número 625

Col. Lomas de Chapultepec

11000, México, D.F.

Tel: (5255) 9178 5600 ext. 22179

Fax: (5255) 9178 5647

Attention to: Legal Department (Departamento Jurídico)

Nafta Rail, S.A. de C.V.

Montes Urales Número 625

Col. Lomas de Chapultepec

11000, México, D.F.

Tel: (5255) 9178 5600 ext. 22179

Fax: (5255) 9178 5647

Attention to: Legal Department (Departamento Jurídico)

The Company:

Highstar Harbor Holdings México, S. de R.L. de C.V.

Montes Urales Número 625

Col. Lomas de Chapultepec

11000, México, D.F.

Tel: (5255) 9178 5600 ext. 22179

Fax: (5255) 9178 5647

Attention to: Legal Department (Departamento Jurídico)

The Pledgee:

Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat

Blvd. Manuel Ávila Camacho No. 1, 2nd floor

Col. Lomas de Chapultepec, P.C. 11009

México, D.F.

Telephone: 5255 52292369

Facsimile: 5255 52292010

Attention: Marcela Castillo Nogueron

Email: mcastillon@scotiabank.com.mx

cc: The Bank of Nova Scotia

720 King Street West, 2nd Floor Toronto, Ontario Canada M5V2T3

GWS-Agency & U.K. Loan Operations

Telephone: 416 6494006

Facsimile: 416 3505701

Attention: Russell Tan

Email: russell_tan@scotiacapital.com

(b) Any party may change its domicile to receive notices pursuant to this Agreement by giving written notice not less than five (5) Business Days prior to the date on which such change shall become effective in accordance with the provisions of this Clause Ninth.

(c) Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter, provided that as long as it is authorized by applicable law, the impossibility of delivering notices due to changes in the addresses that have not been notified to the other party hereto, or the refusal of any party to accept any notice, shall be considered received on the date of such delivery to the prior address or refusal to accept a notice.

Clause Twelfth. Release of Pledge.

Promptly after the Termination Date, the Pledgee agrees to execute any documents that are necessary in order to release the pledge created hereunder at the cost and expense of the Pledgors.

Clause Thirteenth. Waivers; Amendment.

(a) None of the terms and conditions of this Agreement may be amended, modified, waived, or varied in any manner whatsoever unless evidenced in writing and duly signed by all the parties hereto.

(b) The service or demand performed upon the Pledgors shall not be deemed or construed as a waiver of the rights of the Pledgee to perform any other or subsequent action without the need of notice or demand as long as such action is allowed to be performed by the Pledgee without the need of notice or demand in accordance with the terms of this Agreement.

Clause Fourteenth. Assignment.

The Pledgors may not assign, transfer or in any other manner dispose of any of their rights or obligations hereunder without the prior written consent of the Pledgee. The Pledgee may assign its rights hereunder in accordance with the provisions set forth in the Credit Agreement.

Clause Fifteenth. Exhibits.

All the Exhibits hereto are an integral part of this Agreement, as if such Exhibits were inserted in the text of this Agreement.

Clause Sixteenth. Severability.

In case any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Clause Seventeenth. Headings.

The Clause headings appearing herein are included solely for convenience and are not intended to affect the interpretation of any such provision of this Agreement.

Clause Eighteenth. Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the federal laws of Mexico. For the interpretation, construction, performance and enforcement of this Agreement, the parties irrevocably submit to the jurisdiction of the federal courts located in the Federal District, and waive any right to any jurisdiction to which they may be entitled by reason of their respective present or future domicile.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

Pledgor Kansas City Southern de México, S.A. de C.V.

/s/ Rodrigo Flores León By: Rodrigo Flores León Title: Attorney-in-Fact

Pledgor NAFTA Rail, S.A. de C.V.

/s/ Rodrigo Flores León By: Rodrigo Flores León Title: Attorney-in-Fact

The Company Highstar Harbor Holdings México, S. de R.L. de C.V.

/s/ Rodrigo Flores León By: Rodrigo Flores León Title: Attorney-in-Fact

Pledgee

Scotiabank Inverlat, S.A., Institución de Banca Múltiple,

Grupo Financiero Scotiabank Inverlat,

in its capacity as Collateral Agent, acting on its own behalf and on behalf and for the benefit of the Secured Parties

/s/ Oscar Pedro Alvarado Estevez By: Oscar Pedro Alvarado Estevez By: Edgar Luises Castro Title: Attorneys-in-Fact

EXHIBIT A

COPY OF CREDIT AGREEMENT

EXHIBIT B

FORM OF POWER OF ATTORNEY